EXHIBIT 99.1

                               March 21, 1996




RESPONSE OF THE OFFICE OF CHIEF COUNSEL
DIVISION OF CORPORATION FINANCE
- ---------------------------------------

         Re:      Cadbury Schweppes plc (the "Company")
                  Dr Pepper/Cadbury North America, Inc. ("Dr Pepper") Incoming letter dated March 20, 1996

         Based on the facts presented, and noting that: (1) Dr Pepper is a wholly-owned subsidiary of the Company; (2) the Company will fully and unconditionally guarantee the principal of, premium, if any, and interest on the debt securities issued by Dr Pepper (the "Notes"); and (3) summarized financial information concerning Dr Pepper, which includes at least the information described in Rule 1-02(bb) of Regulation S-X, will be included in the Company's periodic reports under the Securities Exchange Act of 1934 (the "Exchange Act") as long as the Notes are outstanding and are guaranteed by the Company, the Division will not raise any objection if Dr Pepper ceases to file periodic reports pursuant to Sections 13 and 15(d) of the Exchange Act with respect to the Notes, following the Company's guarantee of the Notes.

         Because this position is based on the representations made to the Division in your letter, it should be noted that any different facts or conditions might require a different conclusion. Moreover, this response merely expresses the Division's position on enforcement action and does not express any legal conclusion with respect to the question presented.

                                            Sincerely,


                                            Cecilia D. Blye
                                            Special Counsel


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                        [Shearman & Sterling letterhead]


                                 March 20, 1996


VIA FEDERAL EXPRESS

Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


                      Dr Pepper/Cadbury North America, Inc.
                               (File no. 33-47597)
                               -------------------



Ladies and Gentlemen:

          We are counsel for Cadbury Schweppes plc, a corporation organized under the laws of England (the "Company") and its subsidiary Dr Pepper/Cadbury North America, Inc. (formerly known as Dr Pepper/Seven-Up Companies, Inc.), a Delaware corporation ("Dr Pepper"). Each of the Company and Dr Pepper is a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files periodic reports with the Securities and Exchange Commission (the "Commission").

          On June 6, 1995, pursuant to an Agreement and Plan of Merger, dated as of January 25, 1995 (the "Merger Agreement"), among DP/SU Acquisition Inc., an indirect wholly owned subsidiary of the Company ("Acquisition"), the Company, and Dr Pepper, a wholly owned subsidiary of Acquisition was merged (the "Merger") with and into Dr Pepper, with Dr Pepper as the surviving corporation. As a result of the consummation of the Merger, the Company, through its wholly owned subsidiaries, now owns 100% of the outstanding capital stock of Dr Pepper.


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Office of Chief Counsel                  2                        March 20, 1996


          In connection with these transactions and for the reasons set forth below, on behalf of Dr Pepper, we hereby apply, pursuant to Section 12(h) of the Exchange Act, for an order exempting Dr Pepper from the periodic reporting requirements of Sections 13 and 15(d) of the Exchange Act, as contemplated by footnote 2 to Topic 1-G of Staff Accounting Bulletin 53 ("SAB 53"), or, in the alternative, we request confirmation from the Staff of the Commission that it will not recommend any enforcement action to the Commission if Dr Pepper does not comply with such reporting requirements, under the circumstances described more fully below.

I.    BACKGROUND INFORMATION

      A. The Company. The Company is a foreign private issuer subject to the reporting requirements of Section 13 of the Exchange Act. The Company's American Depositary Shares, each representing four ordinary shares, are quoted on the Nasdaq National Market. The Company is current in its reporting obligations under Section 13 of the Exchange Act.

          The Company, together with its subsidiaries, is an international group principally engaged in the manufacturing, marketing and distribution of internationally branded beverage and confectionery products. For the fiscal year ended December 31, 1994, the Company had consolidated net sales of (pound) 4,029.6 million and consolidated net income of (pound) 261.9 million. On February 25, 1996, the Company ranked as the thirty-ninth largest publicly owned company in the United Kingdom in terms of market capitalization.

      B. Dr Pepper. Dr Pepper, through its operating subsidiaries, manufactures, markets, sells and distributes soft drink concentrates, extracts and fountain syrups to licensed soft drink bottlers primarily in the United States.

      C. The Merger. On February 1, 1995, the Company commenced a tender offer (the "Tender Offer") for all of the outstanding shares of common stock, par value $.01 per share (the "Common Stock") of Dr Pepper and the associated preferred stock purchase rights (together with the Common Stock, the "Shares"). Pursuant to the Tender Offer, on March 2, 1995 the Company completed its purchase of 45,387,180 Shares, a substantial majority of the outstanding Shares. The stockholders' meeting of Dr Pepper to vote on the Merger was held on June 5, 1995. At this meeting, the Merger was approved and on June 6, 1995 the Merger was consummated.

          On February 1, 1995 the Company, Acquisition and Dr Pepper filed with the Commission a Schedule 14D-1 Tender Offer Statement (the "Schedule 14D-1") and a Schedule 13D (the "Schedule 13D"). On April 28, 1995 Dr Pepper filed with the Commission a Schedule 14A Information Proxy Statement (File No. 1-10064) which includes a proxy statement/prospectus of Dr Pepper (the "Merger Proxy"). The Merger Proxy, the


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Office of Chief Counsel                  3                        March 20, 1996


Schedule 14D-1 and the Schedule 13D describe the Tender Offer and the Merger in more detail.

      D. The Notes. On January 24, 1996, Dr. Pepper commenced a tender offer (the "Debt Tender Offer") for all of its outstanding 11 1/2% Senior Subordinated Discount Notes due 2002 (the "Notes") and a consent solicitation (the "Consent Solicitation") with respect to the adoption of certain amendments (the "Proposed Amendments") to the indenture pursuant to which the Notes were issued (the "Indenture"). The Debt Tender Offer and Consent Solicitation were consummated on February 22, 1996 and Dr. Pepper purchased approximately $305 million principal amount at final maturity of tendered Notes and received consents sufficient under the Indenture to approve the Proposed Amendments. On February 22, 1996, Dr. Pepper and the trustee under the Indenture entered into a supplemental indenture to the Indenture which incorporated the Proposed Amendments. As of March 1, 1996, approximately $40 million principal amount at final maturity of the Notes were outstanding. The Notes are traded on the American Stock Exchange (the "AMEX") and are registered pursuant to Section 12(b) of the Exchange Act. As of March 1, 1996, Dr Pepper's only other outstanding securities are its shares of Common Stock, all of which are owned by the Company. Dr Pepper's reporting obligations under the Exchange Act arise solely under Section 12(b) thereof as a result of the Notes being listed on the AMEX.

          The Company will, subject to obtaining the relief requested herein, fully and unconditionally guarantee the Notes (the "Guarantee"), as described in detail below. A copy of the form of the Guarantee is attached hereto as Exhibit
A. The Company will notify Bank One, Texas, NA, as Trustee (the "Trustee") under the Indenture dated as of October 28, 1992 between Dr Pepper and the Trustee, which governs the Notes, of the issuance of the Guarantee. In addition, the Company will send a copy of the Guarantee to the AMEX. In addition, the Company will file a Current Report on Form 6-K with the Commission and Dr Pepper will file a Current Report on Form 8-K with the Commission, each relating to the issuance of the Guarantee.

II.   BASIS FOR THE RELIEF REQUESTED

      A. General. The Commission's position on the applicability of the Exchange Act reporting requirements to an issuer of securities guaranteed by its parent is set forth in footnote 2 to Topic 1-G of SAB 53. Footnote 2 provides that where the issuer of the guaranteed security is wholly owned (as defined in Rule 1-02(z) of Regulation S-X) by the guarantor and has more than minimal operations of its own, the guarantee is full and unconditional, and the parent guarantor is a reporting company under the Exchange Act, "upon application to the Commission such a subsidiary would be conditionally exempted pursuant to
Section 12(h) of the Exchange Act from reporting obligations under such Act" if the parent guarantor includes "summarized financial information," as specified in


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Office of Chief Counsel                  4                        March 20, 1996


Rule 1-02(bb)(1) of Regulation S-X, about such issuer in the notes to the parent guarantor's consolidated financial statements. See, e.g., Viacom Inc. (available March 1, 1995); Del Monte Foods Company (available November 23, 1994); Union Oil Company of California (available September 2, 1994); Grand Metropolitan Public Limited (available June 17, 1994) (relief granted to finance subsidiaries which proposed to issue debt securities that were absolutely and unconditionally guaranteed by parent); Hawaiian Electric Company, Inc. (available Dec. 15, 1993) (relief granted to subsidiaries in connection with planned offering of debt securities pursuant to a registration statement on Form S-3, as well as similar debt securities, unconditionally guaranteed by parent, which may be offered in future); Dominion Textile, Inc. (available Dec. 14, 1993); CRA Limited (available Nov. 18, 1993) (relief granted to finance subsidiary which proposed to issue debt securities that would be fully and unconditionally guaranteed by parent); The News Corporation Limited (available May 15, 1992) (subordinated notes unconditionally guaranteed on a subordinated basis by parent); SAFECO Corporation (available Mar. 5, 1991); Arvin Industries. Inc. (available Sept. 14, 1990); and Rexene Products Co. (available Mar. 30, 1990). For the Staff's convenience, we have attached hereto as Annex 1 copies of all no-action letters cited herein.

      B. Analysis. As described below, Dr Pepper meets the criteria set forth in footnote 2 to Topic 1-G of SAB 53 to be exempt from the reporting requirements under Sections 13 and 15(d) of the Exchange Act so long as the Company includes as a footnote to the periodic reports it files with the Commission pursuant to the Exchange Act summarized financial information of Dr Pepper, as specified in Rule 1-02(bb)(1) of Regulation S-X. The summarized financial information would be as of the same dates and for the same periods as the consolidated financial statements of the Company.

          (1) "Wholly Owned Subsidiary". Dr Pepper is a "wholly owned subsidiary" of the Company within the meaning of Rule 1-02(z) of Regulation S-X. Rule 1-02(z) defines the term "wholly owned subsidiary" to mean "a subsidiary substantially all of whose outstanding voting shares are owned by its parent and/or the parent's other wholly owned subsidiaries." The only class of voting securities issued by Dr Pepper is the Common Stock and all of such Common Stock is owned indirectly by the Company through its other wholly owned subsidiaries.

          (2) More Than Minimal Operations. Dr Pepper has more than minimal operations. Dr Pepper, through its operating subsidiaries, manufactures, markets, sells and distributes soft drink concentrates, extracts and fountain syrups to licensed soft drink bottlers primarily in the United States. For the fiscal year ended December 31, 1994, Dr Pepper had consolidated net sales of $769.0 million and consolidated net income of $66.5 million.

          (3) Full and Unconditional Guarantee. The Company will fully and unconditionally guarantee, on a subordinated basis, the payment of principal, premium (if


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Office of Chief Counsel                  5                        March 20, 1996


any) and interest on the Notes under the Guarantee. Upon default, there will be no condition precedent to the Company's liability under the Guarantee, and the holders of the Notes will not be required to proceed first against Dr Pepper before attempting to collect from the Company under the Guarantee.

          The fact that the Guarantee is subordinated should not have any effect upon the relief requested. The subordination terms to which the Guarantee is subject are customary types of provisions for the issuance of senior subordinated debt. In the event of a default in the payment of any principal of or interest or other regularly accruing fees on any obligations of the Company to which the Guarantee is subordinated (the "Senior Company Obligations"), no payment may be made by the Company with respect to the Guarantee until such default has been cured or waived. However, the Company remains fully liable to make payments under the Guarantee after any such default is cured or waived. The subordination provisions of the Guarantee only define the relative rights of holders of Senior Company Obligations and the holders of the Notes and such subordination provisions do not impact the obligation of the Company to pay all amounts due in respect of the Guarantee, which obligation is absolute and unconditional. The subordination provisions of the Guarantee do not prevent the holders of Notes from bringing an action against the Company to enforce the terms of the Guarantee, subject to the obligation upon such holders to respect the prior position of the holders of Senior Company Obligations with respect to any property of the Company which might be recovered in such action. This obligation, however, should not act as an impediment in any such action by a holder of Notes to enforce his rights under the Guarantee.

          The Staff has found in response to prior no-action requests that subordinated guarantees were sufficient to satisfy the full and unconditional guarantee requirement of Topic 1-G of SAB 53. See, e.g., Viacom Inc. (available March 1, 1995); Evergreen International Aviation, Inc. (available Mar. 31,
1993); Abex Inc. (available Aug. 14, 1992); The News Corporation Limited and News America Holdings Incorporated (available May 15, 1992); Promus Companies Inc./Embassy Suites Inc. (available Mar. 27, 1990); Time Warner Inc. (available Jan. 9, 1990).

          (4) Parent Is a Reporting Company. The Company files periodic reports with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act.

      D.  Policy.

          We believe that relieving Dr Pepper of its reporting obligations under the Exchange Act is consistent with the public interest and the protection of investors. Reporting summarized financial information of Dr Pepper, together with the full financial statements of the Company, would provide a sufficient basis for an investor to make a well reasoned


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Office of Chief Counsel                  6                        March 20, 1996


investment decision. Separate periodic reports for Dr Pepper would not provide additional information which would be material to an investment decision from the information which would be contained in the Company's consolidated financial statements. Periodic filings by Dr Pepper would impose the costly burden of multiple filings on the Company without furthering the public interest of the protection of investors. Thus, the granting of an exemption of Dr Pepper from the reporting requirements of Sections 13 and 15(d) of the Exchange Act, or confirming that the Staff would not recommend any enforcement action to the Commission if Dr Pepper does not comply with the reporting requirements of the Exchange Act, in either case under the circumstances described in this letter, would further the policy and spirit of Section 12(h) of the Exchange Act.

III.  CONCLUSION

          We respectfully request an order exempting Dr Pepper from the periodic reporting requirements of Sections 13 and 15(d) of the Exchange Act, or, in the alternative, confirmation by the Staff that the Division of Corporate Finance will not raise any objection if Dr Pepper does not file periodic reports pursuant to Sections 13 and 15(d) of the Exchange Act based on satisfaction of the conditions set forth above. We are of the opinion that the relief requested in this letter is consistent with the positions taken by the Staff in its previous no-action letters, and, because no meaningful additional disclosure would result by having Dr Pepper file separate periodic reports, is in accordance with public policy as reflected in the Securities Act and Exchange Act.

          Pursuant to Securities Act Release No. 6269, a manually signed copy and seven photocopies of this letter, each complete with all material being submitted herewith, are being furnished to you. Please address your response and any questions you may have to the undersigned at (212) 848-7058.

                                                  Very truly yours,



                                                  Alfred J. Ross, Jr.